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                                                                     Exhibit 3.2

                          FLORIDA SAVINGS BANCORP, INC.

$_____________


                            4% CONVERTIBLE DEBENTURE

         THIS DEBENTURE is one of a series of duly authorized and issued debentures of Florida Savings Bancorp, Inc., a Florida corporation, having a principal place of business at 8181 Southwest 117th Street, Pinecrest, Florida 33156 (the "COMPANY"), designated as its 4% Convertible Debentures, due March 31, 2009, in the aggregate principal amount of ________________ Million Dollars ($___________________________) (the "DEBENTURES").

         FOR VALUE RECEIVED, the Company promises to pay to ___________________ or its registered assigns (the "HOLDER"), the principal sum of ________________ Dollars ($____________), on March 31, 2009 or such earlier date as the Debentures are required or permitted to be repaid as provided hereunder (the "MATURITY DATE") and to pay interest to the Holder on the aggregate unconverted and then outstanding principal amount of this Debenture at the rate of 4% per annum, accruing from the Original Issue Date (as defined in Section 5), payable on _________________ and ________________________ of each year (each an
"INTEREST PAYMENT DATE") in arrears commencing on _____________________________, 2003. Interest shall be calculated on the basis of a 360-day year comprised of twelve 30-day months and shall accrue daily commencing on the Original Issue Date (as defined in Section 5) until payment in full of the principal sum, together with all accrued and unpaid interest and other amounts which may become due hereunder, has been made. Interest hereunder will be paid to the Person (as defined in Section 5) in whose name this Debenture is registered on the records of the Company regarding registration and transfers of Debentures (the "DEBENTURE REGISTER") at the close of business on the regular record date for such interest installment, which shall be at the close of business on the first day of the month immediately preceding the month in which the relevant Interest Payment Date falls (each a "RECORD DATE"). In the event that the principal amount of this Debenture is not paid in full when such amount becomes due and payable, interest at the rate 4.0% per annum shall continue to accrue on the balance of any unpaid principal until such balance is paid.

         This Debenture is subject to the following additional provisions:

                                    SECTION 1
                                EVENTS OF DEFAULT

         (a) "EVENT OF DEFAULT", wherever used herein, means any one of the following events (whatever the reason and whether it shall be voluntary or involuntary or effected by operation of law or pursuant to any judgment, decree or order of any court, or any order, rule or regulation of any administrative or governmental body):

             (i) any default in the payment of the principal of or interest on in respect of this Debenture as and when the same shall become due and payable (whether on a Conversion

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Date or the Maturity Date or by acceleration or otherwise) provided such default is not cured by the Company within ten (10) days after the due date thereof;

         (ii) the Company or any of its subsidiaries shall commence, or there shall be commenced against the Company or any such subsidiary a case under any applicable bankruptcy or insolvency laws as now or hereafter in effect or any successor thereto, or the Company commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to the Company or any subsidiary thereof or there is commenced against the Company or any subsidiary thereof any such bankruptcy, insolvency or other proceeding which remains undismissed for a period of 90 days; or the Company or any subsidiary thereof is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; or the Company or any subsidiary thereof suffers any appointment of any custodian or the like for it or any substantial part of its property which continues undischarged or unstayed for a period of 90 days; or the Company or any subsidiary thereof makes a general assignment for the benefit of creditors; or the Company shall fail to pay, or shall state that it is unable to pay, or shall be unable to pay, its debts generally as they become due; or the Company or any subsidiary thereof shall call a meeting of its creditors with a view to arranging an adjustment or restructuring of its debts; or the Company or any subsidiary thereof shall by any act or failure to act expressly indicate its consent to, approval of or acquiescence in any of the foregoing; or any corporate or other action is taken by the Company or any subsidiary thereof for the purpose of effecting any of the foregoing;

         (iii) the Company shall default in any of its obligations under any other Debenture or any mortgage, credit agreement or other facility, indenture agreement, factoring agreement or other instrument under which there may be issued, or by which there may be secured or evidenced any indebtedness for borrowed money or money due under any long term leasing or factoring arrangement of the Company in an amount exceeding $1,000,000, whether such indebtedness now exists or shall hereafter be created and such default shall result in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise become due and payable; or

         (iv) the Company shall fail for any reason to deliver certificates to a Holder prior to the fifth Business Day (as defined in Section
5) after a Conversion Date pursuant to and in accordance with Section 2(b) or the Company shall provide notice to the Holder, including by way of public announcement, at any time, of its intention not to comply with requests for conversions of any Debentures in accordance with the terms hereof.

     (b) If any Event of Default occurs and is continuing, the full principal amount of this Debenture (and, at the Holder's option, all other Debentures then held by such Holder), together with interest and other amounts owing in respect thereof, to the date of acceleration shall become at the Holder's election and by notice in writing to the Company, immediately due and payable in cash.

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                                    SECTION 2
                                   CONVERSION

         (a) (i)   CONVERSION GENERALLY. This Debenture shall be convertible
into shares of Common Stock at the option of the Holder, in whole or in part at any time beginning one year after the Original Issue Date (subject to the limitations on conversion set forth in Section 2(a)(v) hereof). The Holder shall effect conversions at its option by delivering to the Company this Debenture and the form of conversion notice attached hereto as EXHIBIT A (a "HOLDER CONVERSION NOTICE"), specifying therein the principal amount of Debentures to be converted and containing a schedule in the form of SCHEDULE 1 to the Holder Conversion Notice (as amended on each Conversion Date, as defined hereafter, the "CONVERSION SCHEDULE") reflecting the remaining principal amount of this Debenture and all accrued and unpaid interest thereon subsequent to the conversion at issue. The Conversion Date shall mean the date each conversion will be deemed to have been effected, which shall be as of the close of business on the day on which the related Holder Conversion Notice and Debenture was received by the Company. Each Holder Conversion Notice, once given, shall be irrevocable. Conversions hereunder shall have the effect of lowering the outstanding principal amount of this Debenture plus all accrued and unpaid interest thereon in an amount equal to the applicable conversion, which shall be evidenced by entries set forth in the Conversion Schedule. The Holder and the Company shall maintain records showing the principal amount converted and the date of such conversions. The Holder and any assignee, by acceptance of this Debenture, acknowledge and agree that, by reason of the provisions of this paragraph, following conversion of a portion of this Debenture, the unpaid and unconverted principal amount of this Debenture may be less than the amount stated on the face hereof. In case a Debenture or portion thereof is called for redemption, such conversion right in respect to the Debenture or portion so called shall expire at the close of business on the Business Day immediately preceding the corresponding date of redemption, unless the Company defaults in making the payment due upon redemption.

             (ii) NUMBER OF UNDERLYING SHARES ISSUABLE UPON CONVERSION. The Debentures are convertible into fully paid and nonassessable shares of Common Stock at an initial conversion ratio of 90.91 shares of Common Stock for each $1,000 in aggregate principal amount of Debentures (equal to an initial conversion price of $11.00 per share of Common Stock (the "CONVERSION PRICE")), subject to adjustment as described in this Section 2 (the "CONVERSION RATIO"). A Holder may convert any portion of the principal amount of the Debentures into that number of fully paid and nonassessable shares of Common Stock obtained by multiplying (x) the quotient obtained by dividing the principal amount of the Debentures to be converted by $1,000 by (y) the Conversion Ratio.

             (iii) CERTAIN CONVERSION RESTRICTIONS. A Holder, other than Bernard Janis or the Andrea Green 1991 Irrevocable Trust, may not convert Debentures to the extent such conversion would result in the Holder, together with any affiliate thereof, beneficially owning in excess of 10% of the then issued and outstanding shares of Common Stock, including shares issuable upon conversion of the Debentures held by such Holder. If the Holder has delivered a Conversion Notice for a principal amount of Debentures that, without regard to any

                                       3

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other shares that the Holder or its affiliates may beneficially own, would result in the issuance in excess of the permitted amount hereunder, the Company shall notify the Holder of this fact and shall honor the conversion for the maximum principal amount permitted to be converted (or any portion of the maximum principal amount permitted to be converted that is an integral multiple of $1,000) on such Conversion Date in accordance with the periods described in
Section 2(b) and, at the option of the Holder, either retain any principal amount tendered for conversion in excess of the permitted amount hereunder for future conversions or return such excess principal amount to the Holder.

         (b) (i) DELIVERY OF STOCK CERTIFICATES. Prior to the fifth Business Day after any Conversion Date, the Company will issue and deliver to the Holder a certificate or certificates representing the number of shares of Common Stock being acquired upon the conversion of Debentures (together with the cash payment, if any, in lieu of fractional shares) and the Company will return to the Holder this Debenture.

             (ii) FRACTIONAL SHARES. No fractional shares of Common Stock shall be issued as a result of conversion, but in lieu thereof, the Company shall pay to the Holder a cash adjustment in an amount equal to the same fraction of the Conversion Price on the date on which the Debentures were duly surrendered to the Company for conversion.

         (c) INTEREST PAYMENTS UPON CONVERSION. If any Debentures are converted during the period after any Record Date but before the next Interest Payment Date, interest on such Debentures will be paid on the next Interest Payment Date, notwithstanding such conversion, to the Holder on the Record Date of those Debentures. If any Debentures are converted after an Interest Payment Date but on or before the next Record Date, no interest will be paid on those Debentures.

         (d) SATISFACTION OF OBLIGATION. The Company's delivery upon conversion of the fixed number of shares of Common Stock into which the Debentures are convertible (together with the cash payment, if any, in lieu of fractional shares) shall be deemed to satisfy the Company's obligation to pay the principal amount at maturity of the portion of Debentures so converted and, except as set forth in Section 2(c), any unpaid interest accrued on such Debentures at the time of such conversion.

         (e) CONVERSION RATIO ADJUSTMENTS. The Conversion Ratio shall be subject to adjustment (without duplication) from time to time as follows:


             (i) In case the Company shall, while any of the Debentures are outstanding, (i) pay a dividend or make a distribution with respect to its Common Stock in shares of Common Stock, (ii) subdivide its outstanding shares of Common Stock, (iii) combine its outstanding shares of Common Stock into a smaller number of shares, or (iv) issue by reclassification of its shares of Common Stock any shares of capital


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stock of the Company, then the Conversion Ratio in effect immediately prior to such action shall be adjusted so that the holders of any Debentures thereafter surrendered for conversion shall be entitled to receive the number of shares of capital stock of the Company which he would have owned immediately following such action had such Debentures been converted immediately prior thereto. An adjustment made pursuant to this Section 2(e)(i) shall become effective immediately after the record date in the case of a dividend or other distribution and shall become effective immediately after the effective date in case of a subdivision, combination or reclassification (or immediately after the record date if a record date shall have been established for such event). If, as a result of an adjustment made pursuant to this Section 2(e)(i), the holder of any Debenture thereafter surrendered for conversion shall become entitled to receive shares of two or more classes or series of capital stock of the Company, the Board of Directors (whose determination shall be conclusive) shall reasonably determine the allocation of the adjusted Conversion Ratio between or among shares of such classes or series of capital stock.

                  (ii) In case the Company shall, while any of the Debentures are outstanding, issue rights or warrants to all holders of its Common Stock entitling them (for a period expiring within 45 days after the record date mentioned in this Section 2(e)(ii)) to subscribe for or purchase shares of Common Stock at a price per share less than the Current Market Price (as defined in Section 5) per share of Common Stock on such record date, then the Conversion Ratio for the Debentures shall be adjusted so that the same shall equal the ratio determined by multiplying the Conversion Ratio in effect immediately prior to the date of issuance of such rights or warrants by a fraction of which the numerator shall be the number of shares of Common Stock outstanding on the date of issuance of such rights or warrants plus the number of additional shares of Common Stock offered for subscription or purchase, and of which the denominator shall be the number of shares of Common Stock outstanding on the date of issuance of such rights or warrants plus the number of shares which the aggregate offering price of the total number of shares so offered for subscription or purchase would purchase at such Current Market Price. Such adjustment shall become effective immediately after the record date for the determination of shareholders entitled to receive such rights or warrants. For the purposes of this Section 2(e)(ii), the number of shares of Common Stock at any time outstanding shall not include shares held in the treasury of the Company. The Company shall not issue any rights or warrants in respect of the shares of Common Stock held in the treasury of the Company. In case any rights or warrants referred to in this Section 2(e)(ii) in respect of which an adjustment shall have been made shall expire unexercised within 45 days after the same shall have been distributed or issued by the Company, the Conversion Ratio shall be readjusted at the time of such expiration to the Conversion Ratio that would have been in effect if no adjustment had been made on account of the distribution or issuance of such expired rights or warrants.

                  (iii) Subject to the last sentence of this Section 2(e)(iii), in case the Company shall, by dividend or otherwise, distribute to all holders of its Common Stock evidences of its indebtedness, shares of any class or series of capital stock, cash or assets (including securities, but excluding any rights or warrants referred to in Section 2(e)(ii), any dividend or distribution paid exclusively in cash and any dividend or distribution referred to in Section 2(e)(i)), then the Conversion Ratio shall be increased so that the same shall equal the ratio determined by multiplying the Conversion Ratio in effect immediately prior to the effectiveness of the Conversion Ratio increase contemplated by this Section 2(e)(iii) by a fraction of which the

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numerator shall be the Current Market Price per share of Common Stock on the date fixed for the payment of such distribution (the "REFERENCE DATE"), and of which the denominator shall be, the Current Market Price per share of the Common Stock on the Reference Date less the fair market value (as determined in good faith by the Board of Directors), on the Reference Date, of the portion of the evidences of indebtedness, shares of capital stock, cash and assets so distributed applicable to one share of Common Stock, such increase to become effective immediately prior to the opening of business on the day following the Reference Date. In the event that such dividend or distribution is not so paid or made, the Conversion Ratio shall again be adjusted to be the Conversion Ratio which would then be in effect if such dividend or distribution had not occurred. If the Board of Directors determines the fair market value of any distribution for purposes of this Section 2(e)(iii) by reference to the actual or when issued trading market for any securities comprising such distribution, it must in doing so consider the prices in such market over the same period used in computing the Current Market Price per share of Common Stock. For purposes of this Section 2(e)(iii), any dividend or distribution that includes shares of Common Stock or rights or warrants to subscribe for or purchase shares of Common Stock shall be deemed instead to be (1) a dividend or distribution of the evidences of indebtedness, shares of capital stock, cash or assets other than such shares of Common Stock or such rights or warrants (making any Conversion Ratio increase required by this Section 2(e)(iii)) immediately followed by (2) a dividend or distribution of such shares of Common Stock or such rights or warrants (making any further Conversion Ratio increase required by Section 2(e)(i) or 2(e)(ii)), except (A) the Reference Date of such dividend or distribution as defined in this Section 2(e)(iii) shall be substituted as (a) "the record date in the case of a dividend or other distribution," and (b) "the record date for the determination of shareholders entitled to receive such rights or warrants," and
(c) "the date fixed for such determination" within the meaning of Sections 2(e)(i) and 2(e)(ii), and (B) any shares of Common Stock included in such dividend or distribution shall not be deemed outstanding for purposes of computing any adjustment of the Conversion Ratio in Section 2(e)(i).

                  (iv) In case the Company shall pay or make a dividend or other distribution on its Common Stock exclusively in cash (excluding all cash dividends paid out of the retained earnings of the Company), then the Conversion Ratio shall be increased so that the same shall equal the ratio determined by multiplying the Conversion Ratio in effect immediately prior to the effectiveness of the Conversion Ratio increase contemplated by this Section 2(e)(iv) by a fraction of which the numerator shall be the Current Market Price per share of the Common Stock, and of which the denominator shall be the Current Market Price per share of Common Stock on the date fixed for the payment of such distribution less the amount of cash so distributed and not excluded as provided applicable to one share of Common Stock on the date fixed for the payment of such distribution, such increase to become effective immediately prior to the opening of business on the day following the date fixed for the payment of such distribution; provided, however, that in the event the portion of the cash so distributed applicable to one share of Common Stock is equal to or greater than the Current Market Price per share of the Common Stock on the record date mentioned above, in lieu of the foregoing adjustment, adequate provision shall be made so that each Holder shall have the right to receive upon conversion the amount of cash such Holder would have received had such Holder converted each Debenture immediately prior to the record

                                       6

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date for the distribution of the cash. In the event that such dividend or distribution is not so paid or made, the Conversion Ratio shall again be adjusted to be the Conversion Ratio which would then be in effect if such record date had not been fixed.

                  (v) In case a tender or exchange offer (other than an odd-lot offer) made by the Company or any subsidiary of the Company for all or any portion of the Common Stock shall expire and such tender or exchange offer shall involve the payment by the Company or such subsidiary of consideration per share of Common Stock having a fair market value (as determined in good faith by the Board of Directors, whose determination shall be conclusive and described in a Board Resolution) at the last time (the "EXPIRATION TIME") tenders or exchanges may be made pursuant to such tender or exchange offer (as it shall have been amended) that exceeds 110% of the Current Market Price per share of Common Stock on the Business Day next succeeding the Expiration Time, then the Conversion Ratio shall be increased so that the same shall equal the ratio determined by multiplying the Conversion Ratio in effect immediately prior to the effectiveness of the Conversion Ratio increase contemplated by this Section 2(e)(v) by a fraction of which the numerator shall be the sum of (x) the fair market value (determined as aforesaid) of the aggregate consideration payable to shareholders based on the acceptance (up to any maximum specified in the terms of the tender or exchange offer) of all shares validly tendered or exchanged and not withdrawn as of the Expiration Time (the shares deemed so accepted, up to any such maximum, being referred to as the "Purchased Shares"), and (y) the product of the number of shares of Common Stock outstanding (less any Purchased Shares) at the Expiration Time and the Current Market Price per share of Common Stock on the Business Day next succeeding the Expiration Time, and of which the denominator shall be the number of shares of Common Stock outstanding (including any Purchased Shares) at the Expiration Time multiplied by the Current Market Price per share of Common Stock on the Business Day next succeeding the Expiration Time, such increase to become effective immediately prior to the opening of business on the day following the Expiration Time.

                  (vi) The Company may make such reasonable increases in the Conversion Ratio, in addition to those required by Sections 2(e) (i) through
(v), as it reasonably considers to be advisable to avoid or diminish any income tax to holders of Common Stock or rights to purchase Common Stock resulting from any dividend or distribution of stock (or rights to acquire stock) or from any event treated as such for income tax purposes.

                  (vii) No adjustment in the Conversion Ratio shall be required unless such adjustment would require an increase or decrease of at least 1% in the Conversion Ratio; provided, however, that any adjustments which by reason of this Section 2(e)(vii) are not required to be made shall be carried forward and taken into account in determining whether any subsequent adjustment shall be required. The adjusted Conversion Ratio will be rounded to two decimal places.

                  (viii) If any action would require adjustment of the Conversion Ratio pursuant to more than one of the provisions described above, only one adjustment shall be made and such adjustment shall be the amount of adjustment that has the highest absolute value to the Holders.

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         (f) RECLASSIFICATION, CONSOLIDATION, MERGER OR SALE OF ASSETS. In the
event that the Company shall be a party to any transaction, including without limitation (a) any recapitalization or reclassification of the Common Stock (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination of the Common Stock), (b) any consolidation of the Company with, or merger of the Company into any other Person, any merger of another Person into the Company (other than a merger which does not result in a reclassification, conversion, exchange or cancellation of outstanding shares of Common Stock of the Company),
(c) any sale, transfer or lease of all or substantially all of the assets of the Company, or (d) any compulsory share exchange, in each case pursuant to which the Common Stock is converted into the right to receive other securities, cash or other property, then lawful provision shall be made as part of the terms of such transaction whereby the holder of each Debenture then outstanding shall have the right thereafter to convert each Debenture only into the kind and amount of securities, cash or other property receivable upon consummation of such transaction by a holder of the number of shares of Common Stock of the Company into which such Debenture could have been converted immediately prior to such transaction.

             The Company or the Person formed by such consolidation or resulting from such merger or which acquired such assets or which acquires the shares of the Company, as the case may be, shall make provision in its certificate or articles of incorporation or other constituent document to establish such right. Such certificate or articles of incorporation or other constituent document shall provide for adjustments which, for events subsequent to the effective date of such certificate or articles of incorporation or other constitution document, shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section 2(f). The above provisions shall similarly apply to successive transactions of the foregoing types.

         (g) NOTICE OF ADJUSTMENTS OF CONVERSION RATIO. Whenever the Conversion Ratio is adjusted as herein provided, the Company shall compute the adjusted Conversion Ratio and shall prepare a notice signed by the Chairman of the Board, President or a Executive or Senior Vice President of the Company setting forth the adjusted Conversion Ratio and such notice shall as soon as practicable be mailed by the Company to all record holders of Debentures at their last addresses as they appear upon the Debenture register of the Company.

         (h) RESERVATION OF STOCK ISSUABLE UPON CONVERSION. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the Debentures, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of the Debentures; and if at any time the number of authorized but unissued shares shall not be sufficient to effect the conversion of the entire outstanding principal amount of the Debentures, the Company will use its best efforts to take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes.

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                                    SECTION 3
                               OPTIONAL REDEMPTION

         (a) The Company may redeem the Debentures at any time, in whole or in part, on at least 30 days' notice but no more than 60 days' notice, together with any accrued and unpaid interest to, but excluding the redemption date, at a redemption price equal to 100% of the principal amount of the Debentures to be redeemed under the following circumstances: (i) at any time after a date three years from the Original Issue Date; or (ii) at any time prior to the date three years from the Original Issue Date, if the average sales price of Common Stock, in arms-length trades, known to the Company's management, equals or exceeds 140% of the then effective Conversion Price for at least 30 consecutive Business Days, provided at least 10 bona fide trades have occurred in the 30 Business Day period.

         (b) If the Company redeems less than all of the outstanding Debentures, the Company's Board of Directors will select the Debentures to be redeemed in multiples of $1,000 by lot, pro rata or any other method the Board of Directors considers fair and appropriate, in its sole discretion. If a portion of a Holder's Debentures is selected for partial redemption and such Holder delivers to the Company a Holder Conversion Notice regarding the intent to convert a portion of such Holder's Debentures, the portion selected for redemption will be converted.

         (c) The Company may not give notice of any redemption if it has defaulted in payment of interest and the default is continuing or if an Event of Default has otherwise occurred.

         (d) The Debentures are not entitled to any sinking fund.


                                    SECTION 4
                           LIMITATION ON TRANSACTIONS

         If there shall have occurred and be continuing any Event of Default, then (a) the Company shall not declare or pay any dividend on, make any distributions with respect to, or redeem, purchase, acquire or make a liquidation payment with respect to, any of its capital stock (other than (A) dividends or distributions in Common Stock of the Company, or any declaration of a non-cash dividend in connection with the implementation of a shareholder rights plan, or the issuance of stock under any such plan in the future, or the redemption or repurchase of any such rights pursuant thereto, (B) purchases of common stock of the Company related to the rights under any of the Company's benefit plans for its directors, officers or employees, or (C) as a result of a reclassification of its capital stock for another class of its capital stock);
(b) the Company shall not make any payment of interest, principal or premium, if any, or repay, repurchase or redeem any debt securities issued by the Company which rank pari passu with or junior to the Debentures or make any guarantee payment with respect to any guarantee by the Company of the debt securities of any subsidiary of the Company if such guarantee ranks pari


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passu with or junior to the Debentures; and (c) the Company shall not redeem, purchase or acquire less than all of the outstanding Debentures.

                                    SECTION 5
                                   DEFINITIONS

         For the purposes hereof, the following terms shall have the following meanings:

         "BUSINESS DAY" means any day except Saturday, Sunday and any day which shall be a federal legal holiday in the United States or a day on which banking institutions in the State of Florida are authorized or required by law or other government action to close.

         "COMMON STOCK" means the common stock, $.01 par value per share, of the Company and stock of any other class into which such shares may hereafter have been reclassified or changed.

         "CURRENT MARKET PRICE" shall mean the last sales price of the Company's Common Stock in an arms-length trade known to the Company's management.

         "ORIGINAL ISSUE DATE" shall mean the date of the first issuance of the Debentures regardless of the number of transfers of any Debenture and regardless of the number of instruments which may be issued to evidence such Debenture.

         "PERSON" means a corporation, an association, a partnership, organization, a business, an individual, a government or political subdivision thereof or a governmental agency.

         "UNDERLYING SHARES" means the shares of Common Stock issuable upon conversion of Debentures or as payment of interest in accordance with the terms hereof.

                                    SECTION 6

Any and all notices or other communications or deliveries to be provided by the Holders hereunder, including, without limitation, any Holder Conversion Notice, shall be in writing and delivered personally, by facsimile, sent by a nationally recognized overnight courier service or sent by certified or registered mail, postage prepaid, addressed to the Company, at 8181 Southwest, 117th Street, Pinecrest, Florida 33156, facsimile No.: (305) 235-3424, attention ________________________, or such other address or facsimile number as the Company may specify for such purposes by notice to the Holders delivered in accordance with this Section 65. Any and all notices or other communications or deliveries to be provided by the Company hereunder shall be in writing and delivered personally, by facsimile, sent by a nationally recognized overnight courier service or sent by certified or registered mail, postage prepaid, addressed to each Holder at the facsimile telephone number or address of such Holder appearing on the books of the

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Company, or if no such facsimile telephone number or address appears, at the principal place of business of the Holder. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (a) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section 65 prior to 5:00 p.m. (Eastern time), (b) the date after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section 65 later than 5:00 p.m. (Eastern time) on any date and earlier than 11:59 p.m. (Eastern time) on such date, (c) four days after deposit in the United States mail, (d) the Business Day following the date of mailing, if sent by nationally recognized overnight courier service, or (e) upon actual receipt by the party to whom such notice is required to be given.

                                    SECTION 7

         This Debenture shall not entitle the Holder to any of the rights of a shareholder of the Company, including without limitation, the right to vote, to receive dividends and other distributions, or to receive any notice of, or to attend, meetings of shareholders or any other proceedings of the Company, unless and to the extent converted into shares of Common Stock in accordance with the terms hereof.

                                    SECTION 8

         If this Debenture shall be mutilated, lost, stolen or destroyed, the Company shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated Debenture, or in lieu of or in substitution for a lost, stolen or destroyed Debenture, a new Debenture for the principal amount of this Debenture so mutilated, lost, stolen or destroyed but only upon receipt of evidence of such loss, theft or destruction of such Debenture, and of the ownership hereof, and indemnity, if requested, all reasonably satisfactory to the Company.

                                    SECTION 9

     This Debenture shall be governed by and construed in accordance with the laws of the State of Florida, without giving effect to conflicts of laws thereof. The Company and the Holder hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in Miami-Dade County, Florida, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, or that such suit, action or proceeding is improper. The Company hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by receiving a copy thereof sent to the Company at the address in effect for notices to it under this instrument and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law.

                                   SECTION 10

         Any waiver by the Company or the Holder of a breach of any provision of this Debenture shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Debenture. The failure of the Company or the Holder to insist upon strict adherence to any term of this Debenture on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Debenture. Any waiver must be in writing.

                                   SECTION 11

         Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

                                   SECTION 12

         So long as this Debenture remains outstanding, the Company will furnish to the Holder copies of the Company's audited financial statements within 120 days of the end of each fiscal year.

                                   SECTION 13

         Subject to Chapter 201 of Florida Taxation and Finance Law, the Company shall pay all required Florida excise document taxes, if applicable, related to the issuance and delivery of this Debenture in the State of Florida and the issuance and delivery of any and all Common Stock upon conversion of this Debenture in the State of Florida. In case of issuance and delivery of this Debenture outside of the State of Florida, an Affidavit for Execution of Debenture Outside of the State of Florida, in the form attached hereto as Exhibit B, shall be executed, copies of which shall be provided to the Company and the Holder. The Company shall not be responsible for any Florida excise document taxes related to subsequent transfers of this Debenture or the Common Stock in the State of Florida.

                   [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK
                             SIGNATURE PAGE FOLLOWS]

         IN WITNESS WHEREOF, the Company has caused this Debenture to be duly executed by a duly authorized officer as of the date first above indicated.

                                      FLORIDA SAVINGS BANCORP, INC.

                                      By:
                                         -------------------------------------
                                         Name: Bernard Janis
                                         Title: Chairman of the Board and Chief
                                                 Executive Officer

Name of Holder:   _________________________________


Address:          _________________________________


                  _________________________________


Telephone Number: _________________________________


Facsimile Number: _________________________________

EXHIBIT A

                           NOTICE OF HOLDER CONVERSION

The undersigned hereby elects to convert the principal amount of Debenture set forth below into shares of common stock, $.01 par value per share (the "Common Stock"), of Florida Savings Bancorp, Inc. (the "Company") according to the conditions hereof, as of the date written below. If shares are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as reasonably requested by the Company in accordance therewith. No fee will be charged to the holder for any conversion, except for such transfer taxes, if any. Conversion calculations:

                                  ----------------------------------------------
                                  Date to Effect Conversion

                                  ----------------------------------------------
                                  Principal Amount of Debentures To be Converted

                                  ----------------------------------------------
                                  Number of shares of Common Stock to be Issued

                                  ----------------------------------------------
                                  Applicable Conversion Price

                                  ----------------------------------------------
                                  Signature

                                  ----------------------------------------------
                                  Name

                                  ----------------------------------------------
                                  Address

     SCHEDULE 1                     CONVERSION SCHEDULE

         4% Convertible Debentures in the aggregate principal amount of $_____________ issued by Florida Savings Bancorp, Inc. This Conversion schedule reflects conversions made under Section 2(a)(i) of the above referenced Debentures.

                                             Dated: _______________________


                                                                         Aggregate Principal
                                                                           Amount Remaining               Company
  Date of Conversion               Amount of Conversion               Subsequent to Conversion             Attest
--------------------------    ------------------------------     ---------------------------------    --------------







EXHIBIT B


                      AFFIDAVIT FOR EXECUTION OF DEBENTURE
                         OUTSIDE OF THE STATE OF FLORIDA

STATE OF -------------)
                      ) ss:
COUNTY OF ------------)

         BEFORE ME, the undersigned Notary Public, duly authorized in the County and State aforesaid to administer oaths and take acknowledgments, personally appeared the undersigned witnesses, to me known to be the persons described as witnesses to the foregoing Debenture(s) and who witnessed the execution of the foregoing Debenture(s), and who, first being duly sworn by me did each depose, say and acknowledge before me that they were present at the time that the said Debenture(s) was (were) executed, that they saw the same executed by __________, of FLORIDA SAVINGS BANCORP, INC., and that they saw the delivery of the Debenture(s) on this date to the Holder or to __________________________, who has been appointed to serve as the representative of the Holder, in the state and county above-referenced.


                                           -------------------------------------
                                           Subscribing Witness

                                           Print Name:
                                                       -------------------------
                                           Address:
                                                    ----------------------------



                                           -------------------------------------
                                           Subscribing Witness

                                           Print Name:
                                                      --------------------------
                                           Address:
                                                    ----------------------------

                                           -------------------------------------



         SWORN TO AND SUBSCRIBED before me and acknowledged to me this ____ day of ___________________.


                                           -------------------------------------
                                          (Signature of Notary Public)


                                           -------------------------------------

                                          (Typed, printed or stamped name of
                                           Notary Public)
                                           Notary Public, State of ____________






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